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                         Independent Auditors' Consent



To the Board if Trustees of
          INTRUST Funds Trust:

We consent to the incorporation by reference of our report dated December 22, 1998 on the INTRUST Funds Trust -- Money Market Fund and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information included herein.


/s/ KPMG LLP


Columbus, Ohio
June 29, 1999